Orange Purchase Contract

[Form]

Party A:	Xingguo General Red Orange Preservation Co., Ltd.
Party B:	[Supplier Name]

To further develop orange industry in southern Jiangxi Province and to better serve fruit farmers with mutual benefits as a goal, Party A and Party B, after friendly consultation, have entered into the following agreement regarding the purchasing of oranges in the 2011 fruit season to be adhered to by both parties.

I.	Type of fruit to be purchased: southern Jiangxi “Newhall” orange produced in 2011.

II.	Quantity to be purchased: ____kilograms (purchase of ____kilograms to be completed from November 1, 2011 to February 29, 2012). If the picking of fruit need to be moved forward or postponed under special circumstances, Party A and Party B will determine the time through consultation.

III.	Quality Requirements:

(1)	Each orange must have solid shape, even stem and smooth surface; neither of them shall have canker spots, black spots, rotten area (including bruises) or be ill-formed (excluding high-end fruit).
(2)	Those with serious wind spots, black spots, fertilizer spots, inner cracks, sun-burn marks, red spider marks and scale worms shall be considered below the quality standard.

IV.	Fruit-Picking Requirements:

(1)	Fruit-picking is not allowed on rainy days, fog days and in the morning before the dews on the fruit trees have dried.
(2)	Fruit-picking can only be resumed three days after a rainy day.
(3)	Fruit-picking be done according to the purchase time arranged by Party A.

V.	Term of the Contract: October __, 2011 to February 29, 2012.

VI.	Specification of the Purchase: between 6.5 and 9.5 centimeters.

VII.	Unit Purchase Price: ¥2.60 per kilogram; Party B shall be responsible for all the expenses incurred during the course of fruit picking, selection and transportation (including transportation from fruit farm to Xingguo’s preservation storage warehouse); unit price may be adjusted up and down based on the actual quality of the fruit farm acknowledged by both parties.

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VIII.	Deposit Payment: Party B will collect a deposit at ¥0.20 per kilogram from Party A based on the Orange Order Contract entered into with fruit farmers.

IX.	Orange Price Settlement: within 15 days after Party B has delivered fruit from each fruit farmer to Party A’s warehouse and after Party A has accepted such delivery, Party A must transfer by wire the payment in full into Party B’s bank account.

Account Holder:
Account Number:
Bank Name:

If Party A fails to make payment on time, Party A must pay interest at the monthly loan rate of 1%.

X.	Quality Inspection

(1)	After Party B delivers the fruit to Party A’s location, the fruit will be weighed by the representatives designated by Party A and Party B and the result will be recorded as confirmation of quantity.
(2)	After the quantity of the delivery from Party B is confirmed by Party A, Party A’s inspector will sample about 10% of each delivery for inspection. The quality pass rate of the fruit must be above 97%.
(3)	After the fruit is inspected and accepted by Party A based on the quality standard specified by both Party A and Party B herein, and after the accepted fruit is weighed, an invoice in quadruplets (with three copies to Party A and one to Party B) will be issued. The quantity shall be based on that accepted by Party A.
(4)	If the fruit of a certain delivery fails to reach the quality pass rate, Party A shall have the right to deduct 1% of the purchase price at 1% point lower.

XI.	Rights and Obligations of Both Parties

(1)	From the date of execution of the contract and during the term of its effectiveness, and before Party A start picking in the fruit farm under the contract between Party B and fruit farmers, neither Party B nor fruit farmers shall start picking fruit in advance; no fruit shall be sold to any third party during the fruit-picking period. If Party B violates this provision, Party B shall pay a penalty in the amount of 3 times of the order deposit and Party A will deduct the amount of penalty from the purchase price of Party B’s fruit.
(2)	Party A will provide ______ plastic crates for Party B to use in circulation. If any one of them is lost, Party B must pay compensation at ¥50 each.
(3)	Party B must dispatch one representative to Party A’s company location for resolution of the relevant matters; Party A will designate one representative as the counter party to represent the company for resolution of such matters.
(4)	During the time when Party B is negotiating and entering into contracts with fruit farmers, Party A shall have the right to dispatch one or more representatives to accompany Party B for investigation and learning about relevant matters regarding fruit farms and farmers and to do proper records; however, Party A’s representatives shall not willfully interfere in Party B’s negotiation with Party B; if there is any issue, Party A’s representatives must communicate directly with Party B’s representative.

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(5)	From the date of execution of the contract and during the term of its effectiveness, Party A shall not refuse to accept the fruit farms which are under the contract between Party B and the fruit farmer and for which Party A has paid purchase deposit; if Party A refuses to accept such farms, Party A shall pay a penalty in the amount of 3 times of the order deposit to Party B as compensation.
(6)	Upon the execution of this contract, Party A must pay Party B the orange purchase order deposit in installments based on the progress of contract signing between Party B and fruit farmers.
(7)	Upon expiration of the contract, Party A may give appropriate award based at its discretion.

XII.	Supplemental Provision: The oranges delivered by Party B to Party A must be packaged at the standard of 45 kilograms per crate.

Other matters not covered herein may be specified through consultation between the parties hereto.

XIII.	This contract is in duplicates, with one to Party A and one to Party B. This contract becomes effective upon execution by both parties and will be automatically terminated after the completion of fruit-picking.

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Party A:	Xingguo General Red Orange Preservation Co., Ltd.

Representative:

Designated Contact Person:

Contact Number:

Date:	October __, 2011

Party B:

Representative:

Designated Contact Person:

Contact Number:

Date:	October __, 2011

(Below is intentionally left blank)

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